News Release

B&W Continues To Work Toward Debt Refinancing

(AKRON, Ohio – January 24, 2020) – Babcock & Wilcox Enterprises, Inc. (NYSE: BW) (B&W) announced today that the Company continues to work toward refinancing its current senior debt and extending its maturity and, as a result, has entered into an Amendment to further extend the deadline for completing certain required corporate actions in connection with the refinancing of its existing Credit Agreement. The deadline to complete these actions has been extended from January 20, 2020 to January 31, 2020. As previously disclosed, the Company is required to refinance by March 15, 2020.

“We are continuing to work closely with our existing lenders to reach an agreement that will provide long-term restructuring of our debt,” said Kenneth Young, B&W Chief Executive Officer. “We expect to make a further announcement regarding the agreement on or before January 31, 2020.”

Forward-Looking Statements
B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the timing and terms of further anticipated amendments to our Credit Agreement, our expected 2019 financial results and our ability to satisfy our 2020 objectives. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy or obtain waivers of the requirements under the Credit Agreement, as amended; our ability to refinance the Credit Agreement in a timely manner, if at all; our ability to obtain waivers of required pension contributions; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund & Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute contracts within our SPIG and Vølund & Other Renewable segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate strategic alternatives for non-core assets, if we determine to pursue them. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.
About B&W
Headquartered in Akron, Ohio, Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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Investor Contact:         Media Contact:
Megan Wilson          Ryan Cornell

Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 | investors@babcock.com     330.860.1345 | rscornell@babcock.com